EXHIBIT 10(w)
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                                     DESCRIPTION OF THE LIZ CLAIBORNE, INC.
                                   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN





      In 1993, the Board of Directors of Liz Claiborne, Inc. (the "Company") adopted the Liz Claiborne
Supplemental Executive Retirement Plan (the "SERP") for executives whose benefits under the tax-qualified savings plan and profit-sharing retirement plan are constrained by the operation of certain Internal Revenue
Code ("Code") limitations (the "Limitations").  The SERP provides a benefit based on the difference between the Company contributions and salary deferrals that could have been made absent the Limitations for a participant under the tax-qualified plans and the actual contributions and deferrals made.

      The SERP is intended to cover a select group of management or highly compensated employees, and no executive may participate unless he or she is affected by the Code ceiling on compensation that must be taken into account under the tax-qualified plans ($150,000 for 1994).  Eligible executives who were employed on August 5, 1993 were credited with a retroactive SERP accrual for prior years in which the Limitations had affected their tax-qualified plan benefits.  The retroactive accruals were credited to SERP accounts in the form of phantom shares of Company stock and earn phantom dividends.  The remainder of each participant's
SERP account is credited with earnings at the same rate realized each year by the tax-qualified profit-
sharing plan.

      SERP participants are fully vested in the portion of their SERP accounts attributable to salary deferrals.  The remainder of each SERP account vests according to the same six-year schedule applicable under the two tax-qualified plans.  The value of a participant's account is paid in cash following termination of employment.  The SERP is unfunded, and participants have the status of general creditors of the Company.

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